UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2007

(Date of earliest event reported)

Optionable, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51837	52-2219407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 Columbus Avenue Valhalla, NY	10595
(Address of principal executive offices)	(Zip Code)

914-773-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On May 18, 2007, Optionable, Inc. (the “Company”) entered into a Release, Rescission and Termination Agreement (the “Termination Agreement”), pursuant to which the Acquisition Agreement, dated March 23, 2007 (the “Acquisition Agreement”), by and among the Company, Peter Holmquist, Douglas Towne and Joseph McHugh (the “Sellers”) and the employment agreements entered into by the Company and each Seller and by the Company and Nicole Troiani (the “Employment Agreements”) were terminated, nullified and deemed void. Pursuant to the terms of the Termination Agreement, the Sellers will retain $400,000 that was paid to them at the closing, transfer back to the Company certain trading rights and agree to reimburse the Company for certain office equipment in the amount of approximately $2,000. All warrants to purchase shares of the Company’s common stock granted to the Sellers at the closing have been terminated. The Company and the Sellers each maintain rights to the customer list that was transferred by the Sellers to the Company at the closing and the parties agreed to a mutual release from any and all obligations under the Acquisition Agreement and the Employment Agreements.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are furnished as part of this report:

Exhibit No.	Description

10.1	Release, Rescission and Termination Agreement, dated May 18, 2007, by and among Optionable, Inc., Peter Holmquist, Douglas Towne, Joseph McHugh and Nicole Troiani.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 22, 2007	OPTIONABLE, INC.

By:	/s/ Marc-Andre Boisseau
Name: Marc-Andre Boisseau Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Release, Rescission and Termination Agreement, dated May 18, 2007, by and among Optionable, Inc., Peter Holmquist, Douglas Towne, Joseph McHugh and Nicole Troiani.

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